Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001, of Rubicon Technology, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated July 5, 2022	JANEL CORPORATION

	By:	/s/	Dominque Schulte
Dominique Schulte, Chief Executive Officer

OAXACA GROUP L.L.C.

	By:	/s/	Dominque Schulte
Dominique Schulte, Member

/s/ Dominque Schulte
Dominique Schulte